Exhibit 10.27

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Effective July 1, 2006, except as otherwise disclosed by the Company (including as disclosed in the Company’s current report on Form 8-K, filed February 4, 2008, with respect to compensation paid to directors Stephen Jones and Scott Bedbury), non-employee directors receive the following compensation for their service on the Board of Directors and committees of the Board of Directors:

Cash Compensation

Position	Amount
Non-employee (“NE”) Director Annual Retainer	$12,000
NE Director Board Meeting Attendance Fee (Telephonic)	$1,000	($500)
NE Director Committee Meeting Attendance Fee (Telephonic)	$1,000	($500)
NE Director Audit Committee Meeting Attendance (Live or telephonic)	$1,000
Chair of Audit Committee Annual Retainer	$3,500
Chair of Compensation Committee Annual Retainer	$3,500
Chair of Nomination Committee Annual Retainer	$2,000

Stock options

Each non-employee director receives an annual stock option grant of 20,000 shares of common stock, with an exercise price equal to the fair market value of the common stock on the date of grant and a term of five years or an equivalent number of Restricted Stock Units (“RSU’s”)(approximating 40% of the number of options granted). Effective July 2006, the Board adopted a new vesting schedule for option awards and RSU’s, with vesting over a period of 42 months, with 14.29% vesting on each 6-month anniversary of the grant date. Stock options awarded prior to July 2006 vested over a period of 18 months from the date of grant, at the rate of 25% on the date of grant and an additional 25% on each six month anniversary of the date of grant.

Expense reimbursement

Non-employee directors are reimbursed for travel, meals and accommodation expenses incurred for attending any Board meetings.